Exhibit 99.1

Armstrong World Industries Reports Third Quarter 2014 Results

Key Highlights

•	Operating income from continuing operations of $69.0 million, down 26% over the 2013 period
•	Adjusted EBITDA from continuing operations of $117 million, down 4% over the 2013 period
•	Worldwide Building Products achieves record adjusted EBITDA quarter

LANCASTER, Pa., October 27, 2014 —Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors and ceilings, today reported third quarter 2014 results.

Third Quarter Results from continuing operations

(Amounts in millions except per share data)	Three Months Ended September 30,
	2014	2013	Change
Net sales	$728.3	$729.7	(0.2%)
Operating income	69.0	93.6	(26.3)%
Net income	31.8	55.9	(43.1)%
Diluted earnings per share	$0.57	$0.94	(39.4)%

Consolidated net sales decreased slightly compared to the prior year period, driven by lower volumes in Europe and in Resilient and Wood flooring in the Americas, which more than offset the impact from favorable price and mix.

Operating income and net income both declined compared to the prior year period, driven primarily by approximately $12 million of fixed asset impairment charges in our European Flooring Business and $7 million for severance and other charges associated with the closures of our resilient flooring plant in Thomastown, Australia and our engineered wood flooring plant in Kunshan, China. The declines in operating income and net income were also driven by the margin impact of lower volumes, higher SG&A expenses and higher input costs, which were only partially offset by favorable price and mix and higher earnings from the WAVE joint venture.

“While earnings met our expectations, sales came in below our previous guidance range, driven by a number of factors that negatively impacted volumes in the third quarter,” said Matt Espe, CEO. “Although the macroeconomic environment weakened slightly versus our previous outlook, primarily in U.S. residential and Europe, softer market conditions only partially contributed to the volume declines, as we saw industry wide capacity utilization challenges resulting in increased competitive price pressure in our European flooring business, for which we continue to evaluate strategic alternatives. We also experienced a faster than anticipated category shift by consumers away from traditional vinyl products that negatively impacted our North American residential resilient business, as well as intensifying competitive price pressure in our wood business.”

Additional (non-GAAP*) Financial Metrics from continuing operations

(Amounts in millions except per share data)	Three Months Ended September 30,
	2014	2013	Change
Adjusted operating income	$87	$94	(8)%
Adjusted net income	$46	$50	(8)%
Adjusted diluted earnings per share	$0.83	$0.85	(2)%
Free cash flow	$60	$95	(37)%

(Amounts in millions)	Three Months Ended September 30,
	2014	2013	Change
Adjusted EBITDA
Building Products	$102	$99	3%
Resilient Flooring	21	32	(34%)
Wood Flooring	9	5	75%
Unallocated Corporate	(15)	(14)	(9)%

Consolidated Adjusted EBITDA	$117	$122	(4%)

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other nonrecurring gains and losses. Free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2014, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income and adjusted EBITDA declined by 8% and 4%, respectively, in the third quarter of 2014 when compared to the prior year period. The decline in adjusted EBITDA was driven by the margin impact of lower volumes, higher SG&A expenses and higher input costs, which were only partially offset by favorable price and mix and higher earnings from the WAVE joint venture. Increased depreciation and amortization expense drove the decline in adjusted operating income when compared to the prior year period. Adjusted earnings per share is calculated using a 39% adjusted tax rate in both periods, but the comparison was impacted by the Company’s $260 million share repurchase in the third quarter of 2013. The reduction in free cash flow was due to the impact of a multi-employer pension payment associated with the divestiture of the Cabinets business, changes in working capital and lower cash earnings, which were only partially offset by increased dividends from the WAVE joint venture and lower interest expense when compared to the prior year period.

Third Quarter Segment Highlights

Building Products

	Three Months Ended September 30,
	2014	2013	Change
Total segment net sales	$351.7	$335.5	4.8%
Operating income	$86.6	$86.7	(0.1%)

Net sales increased as mix, price and volume all improved over the prior year. Operating income was essentially flat in the third quarter of 2014 as improved price and mix and higher earnings from WAVE were offset by higher manufacturing costs, primarily due to Russia plant construction expenses, and higher SG&A expense.

Resilient Flooring

	Three Months Ended September 30,
	2014	2013	Change
Total segment net sales	$239.6	$246.2	(2.7)%
Operating (loss) income	($1.7)	$22.5	Unfavorable

Net sales declined due to lower volumes in the Americas and Europe which were only partially offset by positive contributions from mix. Operating income declined driven by the margin impact of lower volumes, higher SG&A expense and unfavorable mix and price. The comparison was also impacted by approximately $3 million of severance and other charges related to the closure of our Thomastown, Australia facility and approximately $12 million of fixed asset impairment charges for our European Flooring business in the third quarter of 2014.

Wood Flooring

	Three Months Ended September 30,
	2014	2013	Change
Total segment net sales	$137.0	$148.0	(7.4%)
Operating income	$2.0	$2.6	(23.1%)

Net sales declined as improvements in price and mix were more than offset by volume declines. Operating income declined primarily due the margin impact of lower volumes and higher SG&A expense, but gross profit still improved over the prior year period driven by favorable price and mix. However, results were impacted by approximately $4 million of severance and other charges associated with the closure of our engineered wood flooring plant in Kunshan, China.

Corporate

Unallocated corporate expense of $17.9 million decreased from $18.2 million in the prior year.

Year to Date Results from continuing operations

(Amounts in millions)	Nine Months Ended September 30,
	2014	2013	Change
Net sales (as reported)	$2,072.7	$2,058.6	0.7%
Operating income (as reported)	179.3	208.2	(13.9%)
Adjusted EBITDA	300	297	1%
Free cash flow	14	75	(81%)

Consolidated net sales increased approximately $14 million, or 1%, compared to the prior year period. The increase in sales was driven by improved price and mix which more than offset volume declines.

Operating income declined by 14% and adjusted EBITDA improved by 1% in the first nine months of 2014 when compared to the prior year period. Despite higher SG&A, input costs and the negative margin impact of lower volumes, adjusted EBITDA increased driven by favorable price and mix, manufacturing productivity and higher earnings from WAVE. Increased depreciation and amortization expense and additional severance, fixed asset impairments and other charges associated with cost reduction actions in the Pacific Rim and EMEA drove the decline in operating income when compared to the prior year period. The reduction in free cash flow was attributable to changes in working capital, primarily inventories due to higher raw material costs, the impact of a multi-employer pension payment associated with the divestiture of the Cabinets business, increased capital expenditures and lower cash earnings, which were only partially offset by increased dividends from the WAVE joint venture and lower interest expense.

Market Outlook and 2014 Guidance (1)

“As previously announced, we now expect sales to be in the range of $2,680 million to $2,720 million and adjusted EBITDA to be in the range of $355 million to $375 million for 2014,” said Dave Schulz, CFO.

The Company now expects 2014 adjusted EPS to be $2.00 to $2.15 per diluted share and free cash flow to be between $0 and $40 million for the full year.

(1)	Sales guidance includes the impact of foreign exchange. Guidance metrics, other than sales, are presented using 2014 budgeted foreign exchange rates. Adjusted EPS guidance for 2014 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss third quarter 2014 results. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com and click “For Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended September 30, 2014 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2013, Armstrong’s consolidated net sales totaled approximately $2.7 billion. As of September 30, 2014, Armstrong operated 34 plants in eight countries and had approximately 8,600 employees worldwide.

Additional forward looking non-GAAP metrics are available on the Company’s web site at http://www.armstrong.com/ under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Sales	$728.3	$729.7	$2,072.7	$2,058.6
Costs of goods sold	564.1	549.8	1,597.8	1,569.9
Selling general and administrative expenses	114.0	103.0	346.0	326.9
Goodwill impairment	—	—	0.8	—
Restructuring charges, net	—	(0.1)	—	(0.2)
Equity (earnings) from joint venture	(18.8)	(16.6)	(51.2)	(46.2)

Operating income	69.0	93.6	179.3	208.2

Interest expense	11.0	11.4	34.4	56.4
Other non-operating expense	0.6	0.2	7.0	0.9
Other non-operating (income)	(0.7)	—	(2.0)	(2.7)

Earnings from continuing operations before income taxes	58.1	82.0	139.9	153.6
Income tax expense	26.3	26.1	70.2	63.9

Earnings from continuing operations	$31.8	$55.9	$69.7	$89.7

Loss on sale of discontinued business, net of tax benefit of $-, ($2.9), ($1.2) and ($3.4)	(0.2)	(5.5)	(2.3)	(6.4)

Net loss from discontinued operations	(0.2)	(5.5)	(2.3)	(6.4)
Net earnings	$31.6	$50.4	$67.4	$83.3

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(14.1)	6.2	(10.0)	(8.7)
Derivative gain (loss)	4.9	(2.7)	(1.3)	13.8
Pension and postretirement adjustments	8.5	3.9	21.3	18.8

Total other comprehensive (loss) income	(0.7)	7.4	10.0	23.9

Total comprehensive income	$30.9	$57.8	$77.4	$107.2

Earnings per share of common stock, continuing operations
Basic	$0.57	$0.95	$1.26	$1.51
Diluted	$0.57	$0.94	$1.25	$1.50
Loss per share of common stock, discontinued operations
Basic	$—	($0.09)	($0.04)	($0.11)
Diluted	$—	($0.09)	($0.04)	($0.11)
Net earnings per share of common stock:
Basic	$0.57	$0.86	$1.22	$1.40
Diluted	$0.57	$0.85	$1.21	$1.39
Average number of common shares outstanding
Basic	55.0	58.4	54.9	58.9
Diluted	55.5	59.0	55.4	59.5

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales	2014	2013	2014	2013
Building Products	$351.7	$335.5	$983.4	$944.6
Resilient Flooring	239.6	246.2	694.8	713.1
Wood Flooring	137.0	148.0	394.5	400.9

Total net sales	$728.3	$729.7	$2,072.7	$2,058.6

Operating Income (loss)
Building Products	$86.6	$86.7	$209.3	$210.7
Resilient Flooring	(1.7)	22.5	22.8	46.6
Wood Flooring	2.0	2.6	4.5	5.6
Unallocated Corporate (expense)	(17.9)	(18.2)	(57.3)	(54.7)

Total Operating Income	$69.0	$93.6	$179.3	$208.2

Selected Balance Sheet Information

(amounts in millions)

Assets	(Unaudited) September 30, 2014	December 31, 2013
Current assets	$933.9	$884.0
Property, plant and equipment, net	1,128.4	1,107.2
Other noncurrent assets	943.8	925.4

Total assets	$3,006.1	$2,916.6

Liabilities and shareholders’ equity
Current liabilities	$441.2	$410.9
Noncurrent liabilities	1,788.0	1,832.5
Equity	776.9	673.2

Total liabilities and shareholders’ equity	$3,006.1	$2,916.6

Selected Cash Flow Information

(amounts in millions)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Net income	$67.4	$83.3
Other adjustments to reconcile net income to net cash provided by operating activities	123.1	96.5
Changes in operating assets and liabilities, net	(79.4)	(18.1)

Net cash provided by operating activities	111.1	161.7
Net cash (used for) investing activities	(96.9)	(86.4)
Net cash provided by (used for) financing activities	1.3	(268.6)

Effect of exchange rate changes on cash and cash equivalents	(2.3)	(5.4)

Net increase (decrease) in cash and cash equivalents	13.2	(198.7)
Cash and cash equivalents, beginning of period	135.2	336.4

Cash and cash equivalents, end of period	$148.4	$137.7

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2014. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUTING OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted EBITDA	$117	$122	$300	$297
D&A/Fx*	(30)	(28)	(93)	(80)

Operating Income, Adjusted	$87	$94	$207	$217
Cost reduction initiatives expenses	6	1	12	10
Impairment	12	—	15	—
Foreign exchange impact	—	(1)	1	(1)

Operating Income, Reported	$69	$94	$179	$208

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $35.4 million for the three months ended September 30, 2014, $27.6 million for the three months ended September 30, 2013, $98.1 million for the nine months ended September 30, 2014, and $79.4 million for the nine months ended September 30, 2013.

BUILDING PRODUCTS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted EBITDA	$102	$99	$257	$252
D&A/Fx	(16)	(14)	(48)	(42)

Operating Income, Adjusted	$86	$85	$209	$210
Cost reduction initiatives expenses	—	(2)	—	—
Foreign exchange impact	(1)	—	—	(1)

Operating Income, Reported	$87	$87	$209	$211

RESILIENT FLOORING

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted EBITDA	$21	$32	$67	$77
D&A/Fx	(8)	(9)	(26)	(24)

Operating Income, Adjusted	$13	$23	$41	$53
Cost reduction initiatives expenses	2	1	6	8
Impairment	12	—	12	—
Foreign exchange impact	1	—	—	(2)

Operating (Loss) Income, Reported	($2)	$22	$23	$47

WOOD FLOORING

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted EBITDA (1)	$9	$5	$25	$14
D&A/Fx	(3)	(3)	(11)	(8)

Operating Income, Adjusted (1)	$6	$2	$14	$6
Cost reduction initiatives expenses	4	—	6	—
Impairment	—	—	3	—
Foreign exchange impact	—	(1)	1	—

Operating Income , Reported(1)	$2	$3	$4	$6

(1)	Includes a $1 million gain that occurred in the second quarter of 2014 related to a refund of previously paid duties on imports of engineered wood flooring

UNALLOCATED CORPORATE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted EBITDA	($15)	($14)	($49)	($46)
D&A/Fx	(3)	(2)	(8)	(6)

Operating (Loss), Adjusted	($18)	($16)	($57)	($52)
Cost Reduction initiatives expenses		2		2
Foreign exchange impact	—	—	—	1

Operating (Loss), Reported	($18)	($18)	($57)	($55)

CASH FLOW

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net cash from operations	$89	$119	$111	$162
Less: net cash (used for) investing	(29)	(24)	(97)	(87)

Free Cash Flow	$60	$95	$14	$75

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$117		$122		$300		$297
D&A as reported	(35)		(28)		(98)		(79)
Accelerated Deprecation/Fx	5		—		5		(1)

Operating Income, Adjusted	$87		$94		$207		$217
Other non-operating (expense)	(11)		(11)		(39)		(55)

Earnings Before Taxes, Adjusted	76		83		168		162

Adjusted tax (expense) @ 39% for 2014 and 2013	(30)		(33)		(66)		(63)

Net Earnings, Adjusted	$46	$0.83	$50	$0.85	$102	$1.85	$99	$1.66

Pre-tax adjustment items	(18)		—		(28)		(9)
Reversal of adjusted tax expense @ 39% for 2014 and 2013	30		33		66		63
Ordinary tax	(18)		(25)		(43)		(47)
Unbenefitted foreign losses	(12)		(7)		(31)		(22)

Tax adjustment items	4		5		4		6

Net Earnings, Reported	$32	$0.57	$56	$0.94	$70	$1.25	$90	$1.50

Source: Armstrong World Industries